As filed with the Securities and Exchange Commission on June 29, 2015.
                       Registration No. 333-120311
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VALLEY FINANCIAL CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Virginia	54-1702380
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

36 Church Avenue, S.W.
Roanoke, Virginia 24011
 (540) 342-2265
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Ellis L. Gutshall
President and Chief Executive Officer
Valley Financial Corporation
36 Church Avenue, S.W.
Roanoke, Virginia 24011
 (540) 342-2265
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies of Communications to: Wayne A. Whitham, Jr., Esq. Lee G. Lester, Esq. Williams Mullen 200 South 10th Street, Suite 1600 Richmond, Virginia 23219 (804) 420-6000

Approximate date of commencement of proposed sale to the public: Not applicable
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ __________________
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐                                                                                                 Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company ☒

This Post-effective Amendment No. 2 to Registration Statement on Form S-3 (No. 333-120311) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-120311), pertaining to the possible resale from time to time by the selling securityholder of 275,000 shares of Common Stock, of Valley Financial Corporation, a Virginia corporation (the “Company”), which was filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2004 (the “Registration Statement”).

On November 17, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with BNC Bancorp (“BNC”), the holding company for Bank of North Carolina, pursuant to which BNC will acquire all of the Common Stock of the Company, and the Company will merge with and into BNC, with BNC being the surviving entity (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company removes from registration any and all shares of Company common stock that were registered for issuance and that have not been sold by the holders of such securities through the Registration Statement as of the effective date of this Post-Effective Amendment. The Company is filing the Post-Effective Amendment to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Form 8-K, filed with the SEC on November 18, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roanoke, Commonwealth of Virginia, on this 29th day of June, 2015.

VALLEY FINANCIAL CORPORATION
(Registrant)

/s/ Kimberly B. Snyder
Kimberly B. Snyder
Executive Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ellis L. Gutshall Ellis L. Gutshall	President, Chief Executive Officer and Director (principal executive officer)	June 29, 2015
/s/ Kimberly B. Snyder Kimberly B. Snyder	Executive Vice President, Chief Financial Officer (principal financial and accounting officer)	June 29, 2015
/s/ Abney S. Boxley, III Abney S. Boxley, III	Chairman, Director	June 29, 2015
/s/ William D. Elliot William D. Elliot	Director	June 29, 2015
/s/ James S. Frantz, Jr. James S. Frantz, Jr.	Director	June 29, 2015
/s/ Mason Haynesworth Mason Haynesworth	Director	June 29, 2015
/s/ Eddie F. Hearp Eddie F. Hearp	Director	June 29, 2015
/s/ Anna L. Lawson Anna L. Lawson	Director	June 29, 2015
/s/ Samuel L. Lionberger, Jr. Samuel L. Lionberger, Jr.	Director	June 29, 2015
/s/ George W. Logan George W. Logan	Director	June 29, 2015
/s/ John W. Starr John W. Starr	Director	June 29, 2015
/s/ Edward B. Walker Edward B. Walker	Director	June 29, 2015